Exhibit 99

     Stone Energy Corporation today announced first quarter 2001 net income and net cash flow from operations before working capital changes, excluding non-recurring merger expenses, of $57.7 million, or $2.18 per share, and $115.1 million, or $4.35 per share, respectively. These represent increases of 199% and 119%, respectively, when compared to first quarter 2000 net income of $19.3 million, or $0.74 per share, and net cash flow of $52.5 million, or $2.01 per share. Results for all periods reflect the combination of Stone and Basin.

     In connection with the Basin merger, which was effective February 1, 2001, Stone incurred non-recurring merger expenses of $25.5 million, or $18.4 million after-taxes. Including the impact of the non-recurring merger expenses, net income for the quarter ended March 31, 2001 totaled $39.3 million, or $1.49 per share, and net cash flow from operations before working capital changes totaled $96.7 million, or $3.66 per share.

     As a result of higher realized prices, first quarter 2001 oil and gas revenues increased 104% to $143 million, compared to first quarter 2000 oil and gas revenues of $69.9 million.

     Prices realized during the first quarter of 2001 averaged $29.30 per barrel of oil and $6.66 per Mcf of gas. This represents a 107% increase, on an Mcfe basis, over first quarter 2000 average realized prices of $24.90 per barrel of oil and $2.60 per Mcf of gas. All unit pricing amounts include the effects of hedging.

     Stone's  average  daily  production  rate for the first  quarter of 2001 of
256.5 MMcfe was virtually unchanged from 2000's first quarter average daily rate. Oil production during the first quarter of 2001 increased to approximately 1,010,000 barrels compared to first quarter 2000 production of 988,000 barrels, while natural gas production during the first quarter of 2001 totaled approximately 17 billion cubic feet, compared to first quarter 2000 gas production of 17.4 billion cubic feet. On a gas equivalent basis, production volumes for the first quarter of 2001 totaled 23.1 Bcfe compared to first quarter 2000 production of 23.4 Bcfe.

     Stone's current daily production rate is approximately 290 MMcfe or 13% higher than the first quarter 2001 average daily production rate. Based on current projections, Stone estimates second quarter 2001 average daily production will approximate 281 MMcfe or 10% higher than the average daily production rate achieved during the first quarter of 2001.

     Normal operating costs during the first quarter of 2001 increased to $10.7 million, compared to $9.2 million for the comparable quarter in 2000, due primarily to industry-wide increases in the costs of oil field products and services.

     Depreciation, depletion and amortization (DD&A) expense on oil and gas properties for the first quarter of 2001 totaled $36.2 million, or $1.57 per Mcfe. DD&A expense was $26.1 million, or $1.12 per Mcfe, for the first quarter of 2000.

     On February 1, 2001, Stone retired approximately $48 million of bank debt assumed in the merger with Basin. As a result of the reduction in debt and the increase in capitalized interest on unevaluated properties, interest expense for the first quarter of 2001 decreased to $1.1 million from $2.6 million for the comparable 2000 period.

     General and administrative expenses for the first quarter of 2001 were unchanged from the 2000 amount of $2.7 million, or $0.12 per Mcfe. The increase in the number of employees eligible to participate in the incentive compensation plan resulted in incentive compensation expense of $0.5 million compared to $0.3 million for the first quarter of 2000.

     In accordance with SFAS No. 109, "Accounting for Income Taxes," Stone has determined its statutory federal income tax rate to be 35%. However, Stone estimated that approximately $5.2 million of its merger-related expenses were not tax deductible. This resulted in an effective tax rate of 38%.

     Hedge premium expense of $0.5 million represents the historical cost associated with oil put contracts that settled during the first quarter of 2001. Stone adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective January 1, 2001. Under this statement, Stone's current hedge instruments are considered effective cash flow hedges. To the extent hedges are effective, changes in fair value of the hedge instruments are reflected in other comprehensive income. Stone has not entered into any hedging contracts subsequent to the combined hedging contracts disclosed in its 2000 Form 10-K.

     Stone Energy's 2001 capital expenditures budget, excluding acquisitions, is currently $270 million for properties it owns. Capital expenditures during the first quarter of 2001 totaled $102.1 million, including $3.1 million of capitalized general and administrative expenses and $1.5 million of capitalized interest. These investments were financed by cash flow from operations and working capital.

     During the first quarter of 2001, Stone drilled 23 successful wells, including three wells currently drilling with logged pay, and four dry holes. Stone has spudded 10 wells during the second quarter of 2001. To date, six of these second quarter wells are drilling, including three with logged pay, three wells are shut-in awaiting completion and/or facilities and one well was a dry hole.

     Through May 2, 2001, Stone has spudded 37 of the 73 planned wells for 2001. With 29 discoveries and five dry holes, Stone has achieved an 85% drilling success rate. Of the 29 discoveries that have been made in 2001, 16 are currently producing, seven are shut-in awaiting completion and/or facilities and six wells are drilling with logged pay. The following is an update of certain ongoing operations:

     VERMILION BLOCK 255. Drilling operations continue at a depth of 16,270 feet at an open water location on the third well on the Indigo project. The OCS-G 2082 No. J-4 Well has encountered 483 net feet of pay in nine sands between 10,315 and 16,120 feet. Casing has been run across eight of the productive sands and drilling is in progress toward a planned total depth of 17,455 feet to evaluate an undrilled area on the southeast flank of the field downthrown to a major fault. Stone increased the planned total depth of the well to test for oil and gas in deeper sands that produce in the field on separate structures to the north at shallower depths along the same fault system.

     After drilling is completed on the J-4 Well, Stone has budgeted one additional well from this surface location to test the Medusa prospect, a planned 10,725 foot test for attic gas reserves on the west flank of the Indigo project area. Installation of the "J" production platform over the four wells is planned for the third quarter of 2001. Production from the four wells is expected to begin during the fourth quarter of 2001. Stone is the operator and has working interests between 66.7% and 83.3% (55.2% to 69% NRI) in the Indigo project.

     WEST DELTA BLOCK 121/122. As previously announced, Stone participated in the drilling of the OCS-G 13645 No. A-9 Well which encountered 443 net feet of pay in seven sands in a previously untested fault block on the northeast flank of the salt dome that traps production in the field. The success of the A-9 Well proves potential on the east flank of the dome which is only partially drilled in the deep, normally pressured sand section. The initial completion, from the lowest sand accessible in the well, is flowing at a gross daily rate of 18.4 million cubic feet of gas and 464 barrels of condensate with a flowing tubing pressure of 3,137 PSI. Stone has a 25% working interest and a 17.7% NRI in the well.

     The operator has skidded the rig and is drilling the OCS-G 19843 No. A-10 Well, a planned 16,064 foot test of field pay sands in an undrilled fault block on the northwest flank of the dome. Stone has a 32.9% working interest and a 26.6% NRI in the well.

     The lower 1,000 feet of the A-9 Well, containing 115 feet of net pay, was lost because of stuck pipe before drilling all of the objective section. The operator plans to drill another well during 2001 to access these reserves along with shallower objectives that were untested when the No. A-9 Well drilled through salt. The operator has also proposed to sidetrack the OCS-G 13645 No. A-8 Well to a depth of 9,252 feet. All of the operations discussed above have been, or will be, conducted from the West Delta Block 122 "A" Platform, which Stone expects will allow for the timely commencement of production.

     VERMILION BLOCK 46. The OCS-G 0079 No. 7 Well on the Spec prospect was completed in the deepest of 11 pay sands encountered during drilling. The well tested at a daily rate of 9.5 million cubic feet of gas and 375 barrels of condensate with a flowing tubing pressure of 6,358 PSI. Due to the fine-grained nature of the reservoir rock, Stone employed the first fracturing and sand proppant completion in the field as a means to achieve higher sustainable production rates. The 15,300 foot sand has produced over 31 billion cubic feet of gas from two wells and one reservoir, but at low average rates. First production from the No. 7 Well was April 28, 2001. Stone has identified a number of offset drilling locations in adjacent fault blocks to develop the 15,300 foot sand using sand frac completions.

     After completing the No. 7 Well, drilling operations commenced on the OCS-G 0079 No. 8 Well. The No. 8 Well was drilled to develop new reserves encountered in the No. 7 Well. Completion operations are in progress and first production from the No. 8 Well is expected in mid-May 2001. Stone is the operator of the field and has an 85% working interest (71.6% NRI) in both wells.

     EUGENE ISLAND BLOCK 243. Drilling and completion operations have concluded on the OCS-G 2899 No. D-3 Well on the Narwhal prospect. The well was drilled to a total depth of 14,263 feet and encountered 54 net feet of pay in three sands. A completion in the deepest pay sand tested at the daily rate of 9.5 million cubic feet of gas and 500 barrels of condensate with a flowing tubing pressure of 6,820 PSI. First production from the D-3 Well is expected in June 2001 following the installation of the A auxiliary platform. The A auxiliary platform, which will have six slots for future drilling, will increase field production capacity and will process production from the recently completed D-3 Well and the D-1 Well, which is shut-in due to capacity limitations.

     Stone has budgeted two additional wells in the field during 2001. The No. A-8 and A-9 Wells will be drilled from the A auxiliary platform. The No. A-8 Well will evaluate the Hook prospect, designed to test upper "O" sands by entering the fault block at a shallower depth in the same fault trap proven productive by the deeper A-7 Well. The A-9 Well is designed as a horizontal test to evaluate shallow gas sands encountered in numerous wells but not previously produced in the field. Stone is the operator of the field and has a 91% working interest (73% NRI).

     SOUTH PELTO BLOCK 23. The recent successful recompletion of the OCS-G 1238 No. D-2 Well has provided the first take point from the X-2 sand. The well is currently flowing at a gross rate of 19 million cubic feet of gas and 1,341 barrels of condensate per day. This is only the second recompletion of the five deep wells on the block. Three of the deep wells are still producing from their original completions and all have produced in excess of original estimates.

     LAFITTE FIELD - JEFFERSON PARISH, LOUISIANA. On April 15, 2001, Stone spudded the Rigolets No. B-1 Well, the initial test of the Troon prospect. The well drilled to 12,166 feet in a directional hole and logged 74 net feet of pay in two sands. Evaluation of the well is in progress to be followed by casing the open hole before drilling ahead to the planned total depth of 12,904 feet. The Troon prospect is located in a complexly faulted portion of the field which has been partially drilled. The trapping fault for the logged productive sands had not previously been tested and provides a prospective trap for deeper sands. Stone is the operator of the field and has a 51% working interest (38.3%NRI) in the Troon prospect.

     Stone Energy has planned a conference call for 3:00 p.m. CDT on Thursday, May 3, 2001 to discuss the operational and financial results for the first quarter of 2001. Anyone wishing to participate should dial 1-800-248-9412 and request the "Stone Energy Call."

     Stone  Energy  is an  independent  oil and  gas  company  headquartered  in
Lafayette, Louisiana, and is engaged in the acquisition, exploitation and operation of oil and gas properties located in the Gulf Coast Basin and Rocky Mountains. For additional information, contact James H. Prince, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at princejh@StoneEnergy.com.

     Certain statements in this press release are forward-looking and are based upon the Company's current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, budgets, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results, are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's actual results and plans could differ materially from those expressed in the forward-looking statements.

                            STONE ENERGY CORPORATION
                               SUMMARY STATISTICS
                  (In thousands, except per share/unit amounts)
                                   (Unaudited)

                                                                               Three Months Ended
                                                                                   March 31,
                                                      ---------------------------------------------------------------------
                                                                           2001                                 2000
                                                      -----------------------------------------------     -----------------
                                                                                    Excluding
                                                          As Reported            Selected Item (1)          As Reported
                                                      ---------------------    ----------------------     -----------------
TOTAL AMOUNTS
      Net income                                                   $39,259                   $57,653               $19,289
      Net income before taxes                                       63,174                    88,697                27,342
      Net cash flow from operations (2)                             96,680                   115,074                52,523
      EBITDA (3)                                                   100,885                   126,408                56,497

TOTALS PER SHARE
      Net income                                                     $1.49                     $2.18                 $0.74
      Net income before taxes                                         2.39                      3.36                  1.05
      Net cash flow from operations (2)                               3.66                      4.35                  2.01
      EBITDA (3)                                                      3.82                      4.78                  2.17


                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                         ----------------------------------
                                                                                            2001                   2000
                                                                                         ------------          -------------

  PRODUCTION QUANTITIES (4)
        Oil (MBbls)                                                                            1,010                    988
        Gas (MMcf)                                                                            17,025                 17,423
        Oil and gas (MMcfe)                                                                   23,085                 23,351

  AVERAGE DAILY PRODUCTION (4)
        Oil (MBbls)                                                                             11.2                   10.9
        Gas (MMcf)                                                                             189.2                  191.5
        Oil and gas (MMcfe)                                                                    256.5                  256.6

  SALES DATA (4) (5)
        Total oil sales                                                                      $29,588                $24,598
        Total gas sales                                                                      113,406                 45,330
        Total sales                                                                          142,994                 69,928

  AVERAGE SALES PRICES (4) (5)
        Oil (per Bbl)                                                                         $29.30                 $24.90
        Gas (per Mcf)                                                                           6.66                   2.60
        Per Mcfe                                                                                6.19                   2.99

  COST DATA
        Operating costs                                                                      $10,682                 $9,172
        General and administrative                                                             2,724                  2,719
        DD&A on oil and gas properties                                                        36,236                 26,081

  AVERAGE COSTS (per Mcfe)
        Operating costs                                                                        $0.46                  $0.39
        General and administrative                                                              0.12                   0.12
        DD&A on oil and gas properties                                                          1.57                   1.12

  AVERAGE SHARES OUTSTANDING - Diluted                                                        26,437                 26,092

(1)      Excludes non-recurring merger expenses of $25,523, or $18,394 after taxes.
(2)      Excludes working capital changes.
(3)      EBITDA represents earnings before interest, taxes and depreciation, depletion and amortization.
(4)      Includes  net daily  production  of 7.3 MMcf at $2.24 per Mcf  associated  with the  amortization  of a  volumetric production payment.
(5)      Includes the effects of hedging.

                            STONE ENERGY CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          AND NET CASH FLOW INFORMATION
                                 (In thousands)
                                   (Unaudited)

                                                            Three Months Ended
                                                                March 31,
                                                           ---------------------
                                                             2001        2000
                                                           ---------  ----------
STATEMENT OF OPERATIONS
      Revenues
         Oil and gas production .......................   $ 142,994    $ 69,928
         Other income .................................       1,007         941
                                                          ---------    --------
                  Total revenues ......................     144,001      70,869
                                                          ---------    --------

      Expenses
         Normal lease operating expenses ..............      10,682       9,172
         Major maintenance expenses ...................       1,347         548
         Production taxes .............................       1,862       1,681
         Depreciation, depletion and amortization .....      36,636      26,513
         Interest .....................................       1,075       2,642
         General and administrative costs .............       2,724       2,719
         Incentive compensation plan ..................         523         252
         Hedge premium expense ........................         455          --
         Merger expenses ..............................      25,523          --
                                                          ---------    --------
                  Total expenses ......................      80,827      43,527
                                                          ---------    --------

      Net income before income taxes ..................      63,174      27,342
                                                          ---------    --------

      Provision for income taxes
         Current ......................................       2,726        --
         Deferred .....................................      21,189       8,053
                                                          ---------    --------
                                                             23,915       8,053
                                                          ---------    --------

      Net income ......................................   $  39,259    $ 19,289
                                                          =========    ========


NET CASH FLOW INFORMATION
      Net income ......................................   $  39,259    $ 19,289
      DD&A ............................................      36,636      26,513
      Deferred taxes ..................................      21,189       8,053
      Non-cash effects of production payments .........      (1,585)     (1,336)
      Other non-cash items ............................       1,181           4
                                                          ---------    --------
      Net cash flow from operations excluding working
         capital changes ..............................   $  96,680    $ 52,523
                                                          =========    ========








                            STONE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)
                                   (Unaudited)


                                                        March 31,   December 31,
                                                          2001          2000
                                                      ------------- ------------
                                ASSETS

Current assets:
       Cash and cash equivalents ...................     $ 35,017     $  78,557
       Marketable securities .......................          300           300
       Accounts receivable .........................       94,543        95,722
       Put contracts ...............................        4,226         1,847
       Other current assets ........................          917         2,916
                                                         --------     ---------
           Total current assets ....................      135,003       179,342

Oil and gas properties, net
       Proved ......................................      742,055       691,882
       Unevaluated .................................       70,202        55,691
Building and land, net .............................        5,243         4,914
Fixed assets, net ..................................        4,820         4,441
Put contracts ......................................        6,304         3,152
Other assets, net ..................................        6,318         4,681
                                                         --------     ---------
       Total assets ................................     $969,945     $ 944,103
                                                         ========     =========

                        LIABILITIES AND EQUITY

Current liabilities:
       Accounts payable to vendors .................     $ 88,479     $  83,423
       Undistributed oil and gas proceeds ..........       47,489        32,858
       Fair value of swap contracts ................       18,029          --
       Other accrued liabilities ...................        6,182         9,996
                                                         --------     ---------
           Total current liabilities ...............      160,179       126,277


Long-term debt .....................................      100,000       148,000
Production payments ................................        9,209        10,906
Deferred tax liability .............................       85,450        64,271
Fair value of swap contracts .......................       12,463          --
Other long-term liabilities ........................        1,572         2,418
                                                         --------     ---------
       Total liabilities ...........................      368,873       351,872
                                                         --------     ---------

Common stock .......................................          260           260
Additional paid in capital .........................      441,282       440,729
Retained earnings ..................................      190,501       151,242
Other comprehensive loss ...........................      (30,971)         --
                                                         --------     ---------
       Total equity ................................      601,072       592,231
                                                         --------     ---------
       Total liabilities and equity ................     $969,945     $ 944,103
                                                         ========     =========